REVOLVING CREDIT LOAN RIDER #1
(to Commitment Letter dated as of March 8, 2005)

GREENFIELD COMMERCIAL CREDIT (CANADA) INC.

This Revolving Credit Loan Rider and the attached Term Sheet (collectively, the “Rider”) sets forth the terms upon which Greenfield Commercial Credit (Canada) Inc. (the “Lender”) will make certain Advances to Edgetech Services Inc. (the “Borrower”) under the Revolving Credit Loan and is a supplement to and is hereby incorporated into that Commitment Letter dated March 8, 2005 between the Lender and the Borrower, as amended (the “Agreement”). All terms not defined in the body of this Rider shall have the meanings ascribed to such terms as set forth in the Agreement. In the event of a conflict between the provisions of this Rider and the Agreement, the provisions of the Agreement shall prevail.

1.

Definitions

As used herein:

(a)

“Eligible Canadian Receivables” means Eligible Receivables that are denominated in the currency of Canada.

(b)

 “Eligible Receivable” is an account arising in the ordinary course of the Borrower’s business from the sale or lease of goods which have been delivered to and accepted by an account debtor (the “Receivables Debtor”) which the Lender, in its sole judgment, shall deem an Eligible Receivable, based on such considerations as the Lender may, from time to time, deem appropriate. The account must be represented by an invoice which has been delivered to the Receivables Debtor.  Without limiting the Lender’s discretion, .the following are not Eligible Receivables:

(i)

sales by the Borrower to any affiliate, to any person controlled by an affiliate or any subsidiary of Borrower;

(ii)

an account which is due or unpaid more than ninety (90) days after the original invoice date;

(iii)

if ten (10%) percent or more of the accounts of a single Receivable Debtor are not deemed to be eligible hereunder, unless otherwise agreed between the Lender and the Borrower;

(iv)

the account is not due within thirty (30) days of the invoice date, unless otherwise agreed between the Lender and the Borrower;

(v)

the Receivable Debtor is also a creditor or supplier of the Borrower or has disputed liability with respect to such account or such account is subject to any right of set off by the Receivable Debtor;

(vi)

the Receivable Debtor has a receiving order granted against it, or has filed against it an assignment in bankruptcy, or an event occurs that causes the Receivables Debtor to be assigned into bankruptcy, all within the meaning of the Bankruptcy and Insolvency Act (Canada), the Companies’ Creditors Arrangement Act (Canada) and/or the United States Bankruptcy Code;

(vii)

the Receivable Debtor has suspended business;

(viii)

a receiver, trustee, liquidator or custodian has been appointed for the Receivable Debtor or a significant part of its assets;

(ix)

the account arises from a sale outside of Canada other than the United States of America;

(x)

the account arises from a bill and hold, guaranteed sale, sell or return, sale on approval, consignment or any other repurchase or return basis;

(xi)

the Receivable Debtor is the United States of America, the Government of Canada or any department thereof;

(xii)

the goods giving rise to such account have not been delivered to or accepted by the Receivable Debtor;

(xiii)

the total unpaid accounts of a Receivable Debtor exceeds a credit limit determined by the Lender in its discretion;

(xiv)

there is an agreement with the Receivable Debtor for any deduction beyond those shown on the face of the invoice related to such account;

(xv)

the Lender, in its sole and absolute discretion, believe that the collection of the account is doubtful or will be delayed.

(c)

“Eligible US Receivables” means Eligible Receivables that are denominated in currency of the United States of America.

(d)

“Insured Eligible Receivable” means an Eligible Receivable that is insured by an entity satisfactory to the Lender, for an amount satisfactory to the Lender.

(e)

“Receivable(s)” means an account(s) as defined in ss. 1(1) of the Personal Property Security Act (Ontario).

(f)

“Receivable Debtor” means an Receivables Debtor of the Borrower.

(g)

All terms defined in the Agreement which are used herein shall have the meanings as defined in the Agreement, unless specifically defined otherwise herein.

2.

Revolving Credit Loan Advances

(a)

Advances – Canadian Loan Facility.  Subject to the terms of the Agreement, the Lender may, in its sole discretion and upon the Borrower’s request, make Advances to the Borrower in an amount (hereinafter referred to as the “Gross Availability CDN Funds”) which is the lesser of:

(i)

the Maximum Loan Amount as set forth on the Term Sheet less the amount drawn at that time on the US Loan Facility, or

(ii)

an amount up to the sum of:

(A)

the applicable Percentage Advance Rate, if applicable, as set forth on the Term Sheet times the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Receivables Debtors in connection therewith) of Eligible Canadian Receivables and Insured Eligible Receivables that are Eligible Canadian Receivables;

(B)

the applicable Percentage Advance Rate as set forth on the Term Sheet times the value of the Borrower’s Eligible Inventory (less freight and container costs) calculated at the lower of cost or market value; and

(C)

the Borrowing Base, if any, as set forth on the Term Sheet;

which Advances the Borrower may borrow, repay and reborrow during the term of the Agreement.  All Advances and amounts payable pursuant to this Rider shall constitute part of the Obligations.

(b)

Advances – US Loan Facility.  Subject to the terms of the Agreement, the Lender may, in its sole discretion and upon the Borrower’s request, make Advances to the Borrower in an amount (hereinafter referred to as the “Gross Availability US Funds”) which is the lesser of:

(i)

the Maximum Loan Amount as set forth on the Term Sheet less the amount drawn at that time on the Canadian Loan Facility, or

(ii)

an amount up to the sum of:

(A)

the applicable Percentage Advance Rate, if applicable, as set forth on the Term Sheet times the face amount (less maximum discounts, credits and allowances which may be taken by or granted to Receivables Debtors in connection therewith) of Eligible US Receivables and Insured Eligible Receivables that are Eligible US Receivables; and

(B)

the Borrowing Base, if any, as set forth on the Term Sheet;

which Advances the Borrower may borrow, repay and reborrow during the term of the Agreement.  All Advances and amounts payable pursuant to this Rider shall constitute part of the Obligations.

(c)

Reserves.  The Lender shall have a continuing right to deduct reserves in determining the Gross Availability CDN Funds and the Gross Availability US Funds (“Reserves”), and to increase and decrease such Reserves from time to time, if and to the extent that, in the Lender’s sole judgment, such Reserves are necessary to protect the Lender against any state of facts which does, or would, with notice or passage of time or both, constitute an Event of Default or have an adverse effect on any Collateral.  The Lender may, at its option, implement Reserves by designating as ineligible a sufficient amount of accounts or inventory which would otherwise be Eligible Receivables so as to reduce Gross Availability CDN Funds or Gross Availability US Funds by the amount of the intended Reserve.

(d)

Borrowing Procedure.  With each request for an Advance, the Borrower will submit to the Lender original invoices, an inventory certification and such other documents and information as the Lender shall request, all of which shall be satisfactory to the Lender.

(e)

Interest Rate.  The Borrower shall pay the Lender interest on the daily outstanding balance of the Borrower’s Revolving Credit Loan account at a per annum rate equal to the Effective Rate as set forth on the Term Sheet.  In the event any payments of principal are not paid when due or declared due, whether at maturity, by acceleration, by lapse of time or otherwise, including any fees, costs or expenses advanced or paid by the Lender, the principal balance shall bear interest thereafter, at the Lender’s option, and without affecting any of the Lender’s rights and remedies provided for in the Agreement, this Rider or any promissory note evidencing the Borrower’s Obligations, at a per annum rate equal to Default Rate as set forth on the Term Sheet.  Any change in any of the above interest rates resulting from a change in the Prime Rate shall become effective immediately with each change in the Prime Rate.  Interest charges shall be computed on the basis of a year of 360 days for the actual days elapsed in a month and, except as set forth in address shown on page 1 of the Agreement. For the purpose of the Interest Act (Canada) only, the yearly rate of interest to which any rate for a period less than a year is equivalent is such rate, divided by the number of days in such period, and multiplied by the actual number of days in the year.

(f)

Principal Payments.  In the event that the principal amount outstanding under the Revolving Credit Loan is in excess (for whatever reason) of the amount of the Gross Availability, the Borrower agrees to remit to the Lender, within one (1) business day, such amount as may be necessary to reduce the total outstanding amount to the amount of the Gross Availability CDN Funds or Gross Availability US Funds, whatever the case may be.  All principal and interest due under the Revolving Credit Loan shall be due upon termination of the Agreement.

(g)

Use of Proceeds.  The Borrower shall use the proceeds of the Revolving Credit Loan solely for the purposes as set forth in the Agreement and on the attached Term Sheet.

3.

Receivables Collection

(a)

Cash Collateral Account.  All cash, checks, drafts and other instruments for the payment of money (properly endorsed, where required, so that such items may be collected by the Lender), which may be received by the Borrower at any time in full or partial payment of any of the Receivables (“Remittances”) shall be deposited to a non-interest bearing deposit account in the Lender’s name (the “Cash Collateral Account”) as security for payment of the Obligations.  The Borrower shall have no right to withdraw any funds deposited in the Cash Collateral Account.  In the event that the Borrower repays the Obligations in full at any time hereafter, the balance in the Cash Collateral Account or such other accounts holding the proceeds thereof will be delivered to the Borrower five (5) business days after the date of pay off.  Unless the Lender shall (acting in its sole discretion) notify the Borrower to the contrary, Remittances shall be administered on the basis set forth on the Term Sheet.

The Revolving Credit Loan shall be on a Lockbox Collection Basis.  Therefore, the Borrower shall direct, and/or the Lender may advise, all Receivables Debtors to mail all Remittances to the post office box specified in a Lockbox Service Agreement (“Lockbox Agreement”) which shall be entered into by the Borrower, the Lender and the Lockbox Bank identified on the Term Sheet.  The Borrower shall be responsible for all fees and charges assessed by the Lockbox Bank pursuant to the Lockbox Agreement.  To the extent the post office box is rented in the Borrower’s name, the Borrower will not terminate its rental (or allow such termination), without prior written notice to the Lender.  The Lockbox Bank shall deposit and hold all Remittances in the Cash Collateral Account and disburse same to the Lender pursuant to the Lockbox Agreement.  Upon the receipt of the proceeds of the Cash Collateral Account by the Lender’s bank, the Lender shall apply all or any of the then balance toward payment of the Obligations, whether or not then due, in such order of application as the Lender may determine, or the Lender may release all or any of such balance to the Borrower; provided, however, for purposes of computing interest on the outstanding principal of the Revolving Credit Loan, principal paydowns shall be deemed to have been made after the elapse of the number of Float Days set forth on the Term Sheet.  If, notwithstanding the Borrower’s directions to Receivables Debtors, the Borrower receives Remittances directly from Receivables Debtors the Borrower will not commingle such Remittances with any of the Borrower’s other funds or property, but will hold same separate and apart from the Borrower’s own funds or property, and in trust for the Lender until delivery is made to the Lockbox Bank.

4.

Inventory

(a)

Return of Inventory.  If at any time prior to the occurrence of an Event of Default under the Agreement or this Rider, any Receivables Debtor returns any inventory to us in the ordinary course of the Borrower’s business, the Borrower shall promptly determine the reason for such return and issue a credit memorandum to the Receivables Debtor in the appropriate amount.  The borrower agrees to give the Lender prompt notice of the return of such inventory. In the event any attempted return occurs after an Event of Default under the Agreement or this Rider occurs, the Borrower shall (i) hold the returned inventory in trust for the Lender, (ii) segregate all returned inventory from all of the Borrower’s other property and (iii) conspicuously label the returned inventory as the Lender’s property.

(b)

Sale of Inventory.  Until an Event of Default under the Agreement or this Rider occurs, the borrower may, in any lawful manner, sell inventory, but only in the ordinary course of its business, provided, however, the Borrower’s sale shall not cause a breach of its warranties and representations as set forth in this Rider.  The Borrower acknowledges that any sale of inventory in the ordinary course of business does not include a transfer of partial or total satisfaction of Indebtedness.

5.

Covenants

(a)

Receivables.  Unless or until the Lender notifies the borrower in writing that the Lender has dispensed with any one or more of the following requirements, the Borrower shall:

(i)

Immediately upon the Borrower learning thereof, inform the Lender in writing of the rejection of goods by any Receivables Debtor, delays in delivery of goods, nonperformance of contracts and of any assertion of any claims, offsets or counterclaims by any Receivables Debtor;

(ii)

Not permit or agree to any extension, compromise or settlement or make any change or modification of any kind or nature with respect to any Receivables, including any of the terms relating thereto;

(iii)

Immediately upon the Borrower learning thereof, furnish to and inform the Lender of all information relating to the financial condition of any Receivables Debtor;

(iv)

Immediately upon the Borrower learning thereof, notify the Lender in writing of those Receivables which are not Eligible Receivables;

(v)

Keep all goods returned by any Receivables Debtor and all good repossessed or stopped in transit by us from any Receivables Debtor segregated from the Borrower’s other property, holding the same as trustee for the Lender until otherwise directed in writing by the Lender;

(vi)

Not re-date any invoice or sale or make sales on extended dating terms beyond that customary in the Borrower’s industry; and

(vii)

Immediately deliver to the Lender any promissory note, trade acceptance or any other instrument for the payment of money evidencing any receivables and endorsed to the Lender’s order.

(b)

Inventory.  Unless or until the Lender notifies the Borrower, in writing, that the Lender has dispensed with one or any one or more of the following requirements, the Borrower shall:

(i)

not remove the inventory from the Collateral Locations described in the Agreement;

(ii)

promptly, and in any event within five (5) days of the receipt thereof, deliver such certification schedules and information relating to the inventory and Eligible Inventory as the Lender may reasonably request;

(iii)

keep correct and accurate records itemizing and describing the kind, type, quality and quantity of inventory, the Borrower’s costs therefor, selling price thereof, and the daily withdrawals therefrom and additions thereto, all of which records shall be available to the Lender, and the Lender’s officers, employees and agents upon demand for inspection and copying;

(iv)

concurrently, with the delivery of any of the inventory to a bailee, warehousemen or similar party deliver to the Lender, in form acceptable to the Lender, warehouse receipts in the Lender’s name evidencing the storage of inventory;

(v)

allow the Lender to have the right upon the demand and at any time or times hereafter during the Lender’s usual business hours to inspect and examine inventory and to check and test the same as to quality, quantity, value and condition and to reimburse the Lender for its reasonable costs and expenses in doing so;

(vi)

conduct a physical count of the inventory at such intervals as the Lender may request and promptly supply the Lender with a copy of such counts accompanied by a report of the value (valued at the lower of cost or market value) of the Inventory;

(vii)

if sales of inventory are made for cash, the Borrower shall immediately deliver to the Lender the identical checks, cash or other forms of payment which the Borrower receives (only in the event Lender elects to place Borrower on a dominion of funds arrangement or on the occurrence of an Event of Default);

(viii)

not acquire consigned inventory.

(c)

Operations. Unless or until the Lender notifies the Borrower, in writing, that the Lender has dispensed with one or any one or more of the following requirements, the Borrower shall:

(i)

within five (5) business days following receipt thereof, deliver to the Lender copies of all monthly bank statements, including any statements for bank accounts operated by third parties in trust for or on behalf of the Borrower;

(ii)

not open or close any bank accounts;

(iii)

not make any capital expenditures which materially impact of the business the business of the Borrower;

(iv)

not increase, by more than ten percent (10%), the rate of pay or compensation to any officer or director of the Borrower.

6.

Representations

(a)

Receivables.  With respect to all receivables now in existence or hereafter created, the Borrower warrants and represents to the Lender that, except as disclosed to the Lender in writing:

(i)

all receivables are genuine in all respects, are what they purport to be and are not evidenced by a judgment;

(ii)

all receivables represent undisputed, bona fide transactions completed in accordance with the terms and provisions contained in the invoices and purchase orders relating thereto;

(iii)

the amounts shown on all certifications provided to the Lender, the Borrower’s books and records and all invoices and statements delivered to the Lender with respect thereto are actually and absolutely owing to the Borrower and are not contingent for any reason;

(iv)

if the Lender  has requested the Borrower to do so, all payments thereon following such request have been or shall be turned over to the Lender by the Borrower;

(v)

there are no setoffs, counterclaims or disputes existing or asserted with respect thereto and the Borrower has not made any agreement with any Receivables Debtor thereof for any deduction or discount of the sum payable thereunder except regular discounts allowed by the Borrower in the ordinary course of its business for prompt payment;

(vi)

there are not now and there shall not be at any time or times hereafter any facts, events or occurrences which in any way impair the validity or enforcement thereof or tend to reduce the amount payable thereunder from the amounts thereof as shown on the certifications provided to the Lender, the Borrower’s books and records and the invoices and statements delivered to the Lender with respect thereto;

(vii)

all Receivables Debtors thereof have the capacity to contract and are solvent to the best of the borrower’s knowledge;

(viii)

the goods sold or transferred and the services furnished, giving rise thereto are not subject to a lien, claim, encumbrance or security interest except the Lender’s security interest;

(ix)

the Borrower has no knowledge of any fact or circumstance which would impair the validity or collectability thereof;

(x)

to the best of Borrower’s knowledge, there are no proceedings or actions which are threatened or pending against any Receivables Debtor which might result in any material adverse change in its financial condition; and

(xi)

with respect to those receivables upon which we rely for Advances, all are Eligible Receivables.

(b)

Inventory.  With respect to all inventory now in existence or hereafter required, the Borrower warrants and represents to the Lender that, except as disclosed to the Lender in writing:

(i)

inventory is kept only at the Collateral Locations described in the Agreement;

(ii)

The amount shown on all certifications provided to the Lender and on the Borrower’s books and records is actually owned by the Borrower without any claim or ownership by any other person; and

(iii)

With respect to that inventory upon which the Borrower relies for Advances, all is Eligible Inventory.

7.

Notification and Collection

The Borrower understands that the Lender will:

(a)

at the Lender’s option, notify all Receivables Debtors that receivables have been assigned to the Lender, the Lender has a security interest therein and payment is to be made to a lockbox;

(b)

to the extent the Lender has not given notice previously, the Lender may request all Receivables Debtors to make payments on receivables directly to the Lender;

(c)

if deemed necessary by the Lender, enforce payment and collect in the Lender’s name, by legal proceedings or otherwise, the Borrower’s receivables and to charge the collection costs and expenses to the Borrower’s Loan account; and

(d)

if deemed necessary by the Lender, take control in any manner of any cash or non-cash proceeds of receivables and of any rejected, returned, stopped in transit or repossessed goods relating to receivables.

8.

Power of Attorney

The Borrower hereby irrevocably designates, make,s constitutes and appoints the Lender (and any agents designated by the Lender) as the Borrower’s true and lawful attorney, with power, without notice to the Borrower and at such time or times hereafter as the Lender may in its sole discretion determine, in the Borrower’s name or the Lender’s name and at the Borrower’s expense:

(a)

to demand payment of receivables;

(b)

to enforce payment of receivables, by legal proceedings or otherwise;

(c)

to exercise all of the Borrower’s rights and remedies with respect to the collection of receivables;

(d)

to settle, adjust, compromise, extend or renew any receivables;

(e)

to settle, adjust or compromise any legal proceedings brought to collect receivables;

(f)

to sell or assign any receivables upon such terms, for such amount and at such time as the Lender deems advisable;

(g)

to discharge and release any receivables;

(h)

to prepare, file and sign the Borrower’s name on any proof of claim in bankruptcy or similar document against any Receivables Debtor;

(i)

to prepare, file and sign the Borrower’s name on any financing statement, notice of lien, claim of mechanic’s lien, assignment or satisfaction of lien or mechanics lien, or similar document in connection with any receivables;

(j)

to do all acts and things necessary, in the Lender’s sole discretion, to fulfill the Borrower’s obligations under the Agreement and this Rider;

(k)

to endorse the Borrower’s name upon any checks, notes, acceptances, money orders or other forms of payment and to deposit the same in the Cash Collateral Account on account of the Borrower’s Obligations;

(l)

to endorse the Borrower’s name upon any chattel paper, document, instrument, freight bill, bill of lading or similar document or agreement relating to any receivables or goods pertaining thereto;

(m)

to sign the Borrower’s name to verifications of receivables and notices thereof to Receivables Debtors; and

(n)

to notify the post office authorities, after an Event of Default under the Agreement, to change the address for delivery of the Borrower’s mail to an address designated by the Lender and to open such mail for purposes of collecting Receivables.

The Borrower hereby ratifies and approves all acts of the Lender and the Lender’s designee.  Neither the Lender nor the Lender’s designee will be liable for any acts or omissions nor for any error of judgment or mistake of fact or law.  This power, being coupled with an interest, is irrevocable until the Obligations have been fully satisfied.

9.

Costs and Expenses

All costs and expenses incurred by the Lender in any manner or way with respect to the Lender’s enforcement of its rights and remedies under the Agreement or this Rider or with respect to the Lender’s collection of receivables or protection of the Lender’s security interest in receivables and the Collateral, whether by suit or otherwise, or with respect to the Lender’s notification of Receivables Debtors or verification of receivables shall be a part of the Obligations and payable on demand.  Without limiting the generality of the foregoing, such costs and expenses include reasonable attorneys’ fees, court costs, court reporting expenses, long distance telephone charges, postage, telegram charges, wire transfer expenses, expenses of auditors, collectors, clerks and investigators, expenses for travel, lodging and food and expenses for repairing, altering or supplying goods, if any, necessary to fulfill in whole or in part any purchase order of any Receivables Debtor from which the Receivables involved have arisen.

10.

Termination

This Rider and the Borrower’s and the Lender’s respective obligations hereunder shall terminate upon payment in full of the Obligations or upon the Borrower’s execution and the Lender’s acceptance of a subsequently numbered and/or dated Term Sheet and Revolving Credit Loan Rider.

Yours very truly
EDGETECH SERVICES INC.

By:
Sang Ho Kim
Its:	President

Accepted on March 15, 2005

GREENFIELD COMMERCIAL CREDIT (CANADA) INC.

By:
W. Robert Blades
Its:	President

TERM SHEET

ATTACHMENT TO
REVOLVING CREDIT LOAN RIDER #1
DATED AS OF March 15, 2005
TO THE COMMITMENT LETTER
DATED AS OF March 8, 2005

Paragraph	Provisions	Terms
2(a)(i) & 2(b)(i)	Maximum Loan Amount	CDN$500,000.00
2(a)(ii)(A) 7 2(b)(ii)(A)	Percentage Advance Rate Eligible Receivables: Insured Eligible Receivable Eligible Inventory non-obsolete & finished raw materials	85% 90% N/A (1) N/A (2)
2(a)(ii)(C) & 2(b)(ii)(C)	Borrowing Base	$N/A*
2(e)	Effective Rate Loan in Canadian funds Loan in US funds Default Rate Loan in Canadian funds Loan in US funds	8% plus the Canadian Prime Rate 8% plus the US Prime Rate 12% plus the Canadian Prime Rate 12% plus the US Prime Rate
2(h)	Use of Proceeds	Add to working capital
3(a)	Lockbox Collection Basis Lockbox Bank Float Days	X Yes ☐ No Royal Bank of Canada Three (3) banking days

(1) N/A.

(2) N/A.

[*to be reduced as follows: N/A]

We understand that this Term Sheet defines certain terms used in the Revolving Credit Loan Rider (the "Rider") to which this Term Sheet is attached.  We have read the Rider and this Term Sheet and fully understand their relationship.  By executing both documents, we acknowledge the foregoing.

GREENFIELD COMMERCIAL CREDIT (CANADA) INC.	EDGETECH SERVICES INC.

By: W. Robert Blades	By: Sang Ho Kim
Its: President	Its: President

TS-1